Dynamics Corporation of America
               475 Steamboat Road, Greenwich, Conn. 06830-7197

                      203 869-3211          212 661-3800
                              FAX: 203 869-8708


                                             June 4, 1997


          CTS Corporation
          CTS First Acquisition Corp
          905 West Boulevard North
          Elkhardt, Indiana  46514
          Attn:   Mr. Joseph P. Walker
                  Chairman of the Board

          Gentlemen:

               By letter dated May 28, 1997, CTS Corporation ("CTS") and CTS First Acquisition Corp. ("Sub") requested that within five business days thereof the Board of Directors of Dynamics Corporation of America ("DCA") reconfirm its approval and recommendation of the Agreement and Plan of Merger, dated as of May 9, 1997, among CTS, Sub and DCA and the Offer and Merger contemplated thereby.

               In accordance with your request, I am writing to inform you that at a meeting held on June 4, 1997, the DCA Board adopted resolutions reconfirming such approval and recommendation.

                                Very truly yours,

                                DYNAMICS CORPORATION OF AMERICA

                                By   /s/ Andrew Lozyniak
                                  ------------------------------
                                     Andrew Lozyniak
                                     Chairman of the Board


          cc:  Jones, Day, Reavis & Pogue
               599 Lexington Avenue, 30th Floor
               New York New York 10022
               Attn: Robert Profusek, Esq.